Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated March 2, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments discussed in Note 7, as to which the date is September 17, 2015, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Kindred Healthcare, Inc.’s Current Report on Form 8-K dated September 17, 2015. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Louisville, Kentucky

September 17, 2015